FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Dennis D. Keiser
     2942 Homestead Lane
     Idaho Falls, Idaho 83404

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     March, 2002

5.   If Amendment, Date of Original (Month/Year)


     Relationship of Reporting Person to Issuer (Check all applicable)

     X     Director                           ____     10% Owner

     X     Officer (give title below)         ____     Other (specify below)

           President and Chief Executive Officer
           -------------------------------------

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security    Transactio   Transaction    Securities Acquired (A) or     Amount of         Ownership     Nature of
                     n Date       Code           Disposed of (D)                Securities        Form:         Indirect
                     (Month/Da                                                  Beneficially      Direct (d)    Beneficial
                     y/Year)                                                    Owned at End      or Indirect   Ownership
                                                                                of Month          (I)
                                                 Amount      (A) or (D)   Price
Common Stock         1/3/02       A              187,500     A                                    D
Common Stock         3/25/02      K              7,293,614   A                                    D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers   Transacti  Transa  Number of    Date, Exercisable  Title and Amount Price of  Number       Owners    Nature
Derivative  ion or    on Date    ction   Derivative   and Expiration     of Underlying    Derivati  of           hip of    of
Security    Exercise  (Month/D   Code    Securities   Date               Securities       ve        Derivativ    Derivati  Indirect
            Price of  ay/Year)           Acquired (A)                                     Security  e Security   ve        Benefici
            Derivati                     or Disposed                                                             Security  al
            ve                           of (D)                                                                  Direct    Owners
            Security                                                                                             (D) or    hip
                                                                                                                 Indirect
                                                                                                                 (I)
                                         (A)    (D)   Date    Expir-    Title    Amount
                                                      Exercis ation              or
                                                      able    Date               Number
                                                                                 of
                                                                                 Shares




Explanation of Responses:


                                  /s/ Dennis D. Keiser                    5/2/02
                                  --------------------                    ------
                                **Signature of Reporting Person             Date